AMENDMENT NO. 1 TO THE
FTN FINANCIAL DEFERRED COMPENSATION PLAN
(As herein renamed)

WHEREAS, First Horizon National Corporation ("FHNC") previously adopted the FTN Financial Deferred Compensation Plan (the “Plan”) retaining the right to amend the Plan; and
WHEREAS, FHNC changed its name to First Horizon Corporation ("Company"), while retaining the original federal identification number; and
WHEREAS, FTN Financial Group changed its name to FHN Financial Group ("Employer"), while retaining the original federal identification number; and
WHEREAS, the Company has determined that the Plan should be amended to reflect the prior change in the name of the Company and Employer;
NOW, THEREFORE, the Plan is amended as of November 1, 2021, as follows:
1.    Section 2.33 (Plan) of the Plan is amended by deleting the first sentence in Section 2.33 (Plan) and replacing it with the following sentence : “Generally, the term Plan means the “FHN Financial Deferred Compensation Plan” as amended and restated herein and as may be further amended from time to time hereafter.
2.    Section 2.12 (Company) of the Plan is amended by deleting existing Section 2.12 (Company) and replacing it with the following. Company means First Horizon National Corporation.
3.    Section 2.25 (Employer) of the Plan is amended by deleting existing 2.25 (Employer) and replacing it with the following: Employer means, with respect to Employees it employs, FHN Financial Group, a division of the Company, and each other Adopting Employer (if any).

The Corporation has caused this Amendment to be executed this 26th day of October, 2021.

EMPLOYER:

FIRST HORIZON CORPORATION

By: Kim A. Anderson_______________ (Print Name)
Its: VP, Benefit Consulting & Compliance____ (Title)
/s/ Kim A. Anderson
(Signature)